Exhibit 4.2


           SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of December 23, 1997, between AmeriServe Food Distribution, Inc., a Nebraska corporation (the "Nebraska Company"), AmeriServ Food Company, a Delaware corporation (the "Delaware Company"), and State Street Bank and Trust Company, as trustee under the indenture referred to below (the "Trustee").

                       W I T N E S S E T H:

           WHEREAS, the Nebraska Company has heretofore executed and delivered to the Trustee an indenture (the "Indenture"), dated as of July 11, 1997, providing for the issuance of an aggregate principal amount of $500,000,000 of 10-1/8% Senior Subordinated Notes due 2007 (the "Senior Subordinated Notes");

           WHEREAS, Section 5.01 of the Indenture permits the Nebraska Company to merge with another corporation provided certain conditions are satisfied;

           WHEREAS, the Nebraska Company and its Wholly Owned Restricted Subsidiaries, the Delaware Company and the Harry H. Post Company, a Colorado corporation (the "Colorado Company"), have entered into an Agreement and Plan of Merger dated December 23, 1997 (the "Merger Agreement"), pursuant to which each of the Nebraska Company and the Colorado Company will merge with and into the Delaware Company (the "Merger") and the Delaware Company, as the surviving company in the Merger, will be renamed "AmeriServe Food Distribution, Inc.";

           WHEREAS, Section 9.01 of the Indenture authorizes the Trustee and the Nebraska Company to enter into a supplemental indenture without the consent of any Holders of the Senior Subordinated Notes to, among other things, provide for the assumption of the Nebraska Company's obligation to the Holders of the Senior Subordinated Notes in the case of a merger permitted by Article 5 of the Indenture;

           WHEREAS, the Delaware Company, as the surviving company of the Merger, desires to assume all obligations of the Nebraska Company under the Senior Subordinated Notes and the Indenture and the Nebraska Company and the Delaware Company desire to execute this Supplemental Indenture as permitted by
Section 9.01 of the Indenture;

           WHEREAS, the Nebraska Company has furnished the Trustee with a resolution of its Board of Directors authorizing the execution of this Supplemental Indenture;

           WHEREAS, all things necessary to authorize the assumption by the Delaware Company of the Nebraska Company's obligations under the Indenture and to make this Supplemental Indenture a valid supplement of the Indenture have been satisfied; and

           WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver the Supplemental Indenture.

           NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Senior Subordinated Notes as follows:

           1. CAPITALIZED TERMS. Capitalized terms used herein without definition have the meanings assigned to them in the Indenture.

           2. ASSUMPTION OF OBLIGATIONS. The Delaware Company, as the surviving corporation of the Merger, hereby acknowledges and assumes the Nebraska Company's obligation for the due and punctual payment of the principal of, premium and Liquidated Damages, if any, and interest on the Senior Subordinated Notes and the performance and observance of every covenant of the Indenture to be performed or observed by the Nebraska Company. The assumed obligations of the Delaware Company are subordinated to the payment in full of the Delaware Company's Senior Debt as provided in Article 10 of the Indenture.

           3. SUBSTITUTION OF DELAWARE COMPANY. On the effective date hereof, by virtue of the execution and delivery of this Supplemental Indenture, the Delaware Company (as the surviving corporation of the Merger) shall succeed to the rights and obligations of and be substituted for the Nebraska Company for all purposes under the Senior Subordinated Notes and the Indenture.

           4. OBLIGATIONS CONTINUING. This Supplemental Indenture supplements and forms a part of the Indenture. As supplemented hereby, the Indenture and the Senior Subordinated Notes issued thereunder are ratified and confirmed and, as so supplemented, continue in full force and effect.

           5. NEW YORK LAW TO GOVERN. The internal laws of the State of New York, as applied to contracts made and performed within the State of New York, without regard to the principles of conflicts of laws, shall govern and be used to construe this Supplemental Indenture.

           6. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together constitute the same agreement.

           7 EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.


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

           8. THE TRUSTEE. The Trustee is not responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the correctness of the recitals of fact contained herein, all of which recitals are made solely by the Delaware Company and the Nebraska Company.

           9. EFFECTIVENESS. The Supplemental Indenture shall become a legally effective and binding instrument upon the later of (i) the execution and delivery hereof by all parties hereto and (ii) the Effective Time (as defined in the Merger Agreement ). The Delaware Company shall deliver written notice to the Trustee promptly following the occurrence of the Effective Time.


























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


           IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: December 23, 1997       AMERISERV FOOD COMPANY

                          By: /s/ Donald J. Rogers
                             Name: Donald J. Rogers
                             Title: Secretary



Dated: December 23, 1997       AMERISERVE FOOD DISTRIBUTION, INC.

                          By:/s/ Donald J. Rogers
                             Name: Donald J. Rogers
                             Title: Chief Financial Officer


Dated: December 23, 1997       STATE STREET BANK AND TRUST COMPANY,
                                   as Trustee

                          By: /s/ Michael M. Hopkins
                             Name: Michael M. Hopkins
                             Title: Vice President





























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